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                                                                 EXHIBIT 2(k)(5)

                            KEMPER FLOATING RATE FUND
                              AMENDED AND RESTATED
                         MULTI DISTRIBUTION SYSTEM PLAN


     WHEREAS, Kemper Floating Rate Fund (the "Fund") is a closed-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act") that has received an order from the Securities and Exchange Commission to permit it to issue common shares of beneficial interest pursuant to Rule 18f-3 under the 1940 Act (the "Order");

     WHEREAS, Scudder Kemper Investments, Inc. ("Scudder Kemper") serves as investment adviser and Kemper Distributors, Inc. serves as principal underwriter for the Fund;

     WHEREAS, the Fund has an administrative services agreement providing for a service fee at an annual rate of up to 0.25% of average daily net assets;

     WHEREAS, the Fund has established a Multi-Distribution System to enable the Fund, as more fully reflected in its prospectus, as may be amended from time to time (the "Prospectus"), to offer investors the option of purchasing shares (a) without a front-end sales load, an early withdrawal charge ("EWC") or a distribution plan providing for a distribution fee, but subject to an administrative services fee ("Class A Shares"); (b) without a front-end sales load, but subject to an EWC, a distribution plan providing for a distribution fee, and an administrative service fee ("Class B shares") that convert to Class A Shares; and (c) without a front-end sales load, but subject to an EWC, a distribution plan providing for a distribution fee, and an administrative services fee ("Class C shares") that convert to Class A Shares; and

     WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;


     NOW, THEREFORE, the Fund, wishing to be governed by Rule 18f-3 under the 1940 Act pursuant to exemptive relief obtained from the Securities and Exchange Commission, hereby adopts this Amended and Restated Multi-Distribution System Plan, as follows:

     1. Each class of shares will represent interests in the same portfolio of investments of the Fund, and be identical in all respects to each other class, except as set forth below. The only differences among the various classes of shares of the Fund will relate solely to: (a) different distribution fee payments associated with any Distribution Plan1 for a particular class of shares and any other costs relating to implementing or amending such Distribution Plan (including
______________

1 The term "Distribution Plan" means a plan of distribution adopted by the Fund in compliance with the terms of Rule 12b-1 under the 1940 Act.


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obtaining shareholder approval of such Distribution Plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different administrative service fees; (c) different shareholder servicing fees;
(d) different class expenses, which will be limited to the following expenses determined by the Fund's Board of Trustees to be attributable to a specific class of shares: (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class; (ii) Securities and Exchange Commission registration fees incurred by a specific class; (iii) litigation or other legal expenses relating to a specific class; (iv) Board member fees or expenses incurred as a result of issues relating to a specific class; and (v) accounting expenses relating to a specific class; (e) the voting rights related to any Distribution Plan affecting a specific class of shares;
(f) conversion features; (g) exchange privileges; and (h) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of the Fund shall be so applied upon approval by a majority of the members of the Fund's Board, including a majority of the Board members who are not interested persons of the Fund.

     2. Under the Multi-Distribution System, certain expenses may be attributable to the Fund, but not to a particular series or class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes, except that, if the Fund has series, expenses will first be allocated among series, based upon their relative aggregate net assets. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of that series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the underwriter, the investment manager or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

     A class of shares may be permitted to bear expenses that are directly attributable to that class including: (a) any distribution fees associated with any Distribution Plan for a particular class and any other costs relating to implementing or amending such Distribution Plan (including obtaining shareholder approval of such Distribution Plan or any amendment thereto); (b) any administrative service fees attributable to such class; (c) any shareholder servicing fees attributable to such class; and (d) any class expenses determined by the Fund's Board of Trustees to be attributable to such class.

     3. After a shareholder's Class B shares have been outstanding for six years, they will automatically convert to Class A shares of the Fund at the relative net asset values of the two classes and will thereafter not be subject to a Distribution Plan. Class B shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class B shares.

     4. After a shareholder's Class C shares have been outstanding for ten years, they will automatically convert to Class A shares of the Fund at the relative net asset values of the two classes and will thereafter not be subject to a Distribution Plan. Class C shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class C shares.



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     5. Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

     6. To the extent exchanges are permitted, shares of any class of the Fund will be exchangeable with shares of the same class of certain other shares of funds in the Scudder Kemper family as described in the Prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act. For purposes of calculating the time period remaining on the conversion of Class B or Class C shares to Class A shares, Class B or Class C shares received on exchange retain their original purchase date.

     7. Dividends paid by the Fund as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount; except that any distribution fees, administrative service fees, shareholder servicing fees and class expenses allocated to a class will be borne exclusively by that class.

     8. Any distribution arrangement of the Fund, including distribution fees, front-end sales loads and EWCs, will comply with Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     9. All material amendments to this Plan must be approved by a majority of the members of the Fund's Board, including a majority of the Board members who are not interested persons of the Fund.



For use on or after: September 29, 1999